Exhibit 3.1(a)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MODERN ROUND ENTERTAINMENT CORPORATION

1. Name. The name of the corporation is Modern Round Entertainment Corporation (the “Corporation”).

2. Purpose. The purpose for which the Corporation is organized is the transaction of any lawful business for which corporations may be incorporated under the laws of Nevada, as they may be amended from time to time.

3. Total Shares Authorized to Issue. The Corporation is authorized to issue two classes of stock to be designated as “Common Stock” and “Preferred Stock,” The total number of shares of Common Stock which the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares, par value $0.001 per share. The total number of shares of Preferred Stock which the Corporation is authorized to issue is Ten Million Shares (10,000,000) shares, par value $0.001 per share, to be designated in classes or series and the number of each class or series and the voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designation of each class or series of stock as the Board of Directors shall determine in its sole discretion.

4. Statutory Agent. The name and address of the statutory agent of the Corporation is The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703.

5. Board of Directors. The business and affairs of the Corporation shall be conducted by a Board of Directors. The number of directors of the Corporation shall be fixed as set forth in the bylaws of the Corporation and may be increased or decreased from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Class I directors shall initially serve until the 2016 meeting of stockholders; Class II directors shall initially serve until the 2017 meeting of stockholders; and Class III directors shall initially serve until the 2018 meeting of stockholders. Commencing with the annual meeting of stockholders in 2016, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Any director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified or until their earlier death, resignation, disqualification, or removal.

6. Limitation of Liability. To the fullest extent permitted by the Nevada Revised Statutes, as the same exist or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. No repeal, amendment, or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, or modification.

7. Amendments. The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

8. Control Share Acquisition. The Corporation elects to be governed by the provisions of NRS §78.378 to NRS §78.3793, inclusive, of the Nevada Business Corporation Law.

9. Combinations with Interested Stockholders. The Corporation elects to be governed by the provisions of NRS §78.411 to NRS §78.444, inclusive, of the Nevada Business Corporation Law.

EXECUTED this 31st day of December 2015.

MODERN ROUND ENTERTAINMENT CORPORATION

By:	/s/ Ronald L. Miller, Jr.
Ronald L. Miller, Jr., Vice President, Secretary, and Chief Financial Officer